                                        Filed Pursuant To Rule 424(b)(2)
                                               Registration No. 333-1709




PROSPECTUS SUPPLEMENT
(To Prospectus dated March 20, 1996)

                                  $150,000,000

                             Aeroquip-Vickers, Inc.
                               MEDIUM-TERM NOTES
                               ------------------
                   Due Nine Months or More From Date of Issue
                               ------------------
    Aeroquip-Vickers, Inc. (formerly TRINOVA Corporation) (the "Corporation") may offer from time to time its Medium-Term Notes Due Nine Months or More From Date of Issue (the "Notes"), which are issuable in one or more series and may be offered and sold in the United States. The Notes offered by this Prospectus Supplement are offered in the United States at an aggregate initial public offering price of up to U.S. $150,000,000, or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit (the "Specified Currency"). See "Important Currency Exchange Information." Such aggregate offering price is subject to reduction as a result of the sale by the Corporation of certain other Securities. See "Plan of Distribution." The interest rate on each Note will be either a fixed rate established by the Corporation at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

    Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable on such dates as set forth herein and at maturity or upon earlier redemption or repayment. Interest on each Floating Rate
Note is payable on the date set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Amortizing Notes will pay principal and interest semiannually each May 1 and November 1, or quarterly each February 1, May 1, August 1 and November 1, and at maturity or upon earlier redemption or repayment. Each Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Corporation or the holder prior to maturity and will be issued in fully registered form in denominations of $1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of $1,000 (or, in the case of Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency). Any terms relating to Notes being denominated in foreign currencies or composite currencies will be as set forth in the applicable Pricing Supplement. Each Note will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Global Note"), or by a certificate issued in definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement. Interests in Global Securities representing Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Global Notes will not be issuable as Definitive Notes except under the circumstances described in the Prospectus.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                          PRICE TO                  AGENTS'                          PROCEEDS TO
                         PUBLIC(1)               COMMISSIONS(2)                   CORPORATION(2)(3)
                      ----------------   ------------------------------   ---------------------------------
Per Note...........         100%                 .125% - .750%                    99.875% - 99.250%
Total(4)...........     $150,000,000          $187,500 -$1,125,000           $149,812,500 - $148,875,000

---------------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Corporation issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.

(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note; provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated. The Corporation may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers.

(3) Before deducting expenses payable by the Corporation estimated at $100,000.

(4) Or the equivalent thereof in other currencies including composite currencies.
                               ------------------

    Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. (each individually, an "Agent" and collectively, the "Agents"), on behalf of the Corporation. The Agents have agreed to use reasonable efforts to solicit purchases of the Notes. The Corporation may also sell Notes to an Agent acting as principal for its own account or otherwise, to be determined by such Agent. No termination date for the offering of the Notes has been established. The Corporation or an Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."
                               ------------------

MORGAN STANLEY & CO.                                           J.P. MORGAN & CO.
            Incorporated

April 18, 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. IN ADDITION, THE AGENTS MAY ENGAGE IN PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement, as defined below, provides that purchasers are instead required to pay for the Notes in a Specified Currency, or that payments of principal, premium, if any, and interest on such Notes will be made in a Specified Currency, or both. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement. Any Agent may act, from time to time, as Exchange Rate Agent. The costs of conversion will be borne by the holder of a Note through deductions from the payments.

     References herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit ("ECU"), in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting the Specified Currency. See "Foreign Currency Risks."

GENERAL

     The Notes will be issued under the Indenture dated as of May 1, 1996 and the First Supplemental Indenture dated as of April 17, 1997 (together, the "Indenture"), between the Corporation and The First National Bank of Chicago, as trustee (as successor-in-interest to NBD Bank) (the "Trustee"). The Notes issued under the Indenture will constitute one or more series under such Indenture. The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Corporation. The Notes may be issued from time to time in an aggregate principal amount of up to $150,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by the Corporation of other Securities referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price (as defined below) of such Note.

     Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Floating Rate Notes (including Renewable Notes, as defined below) will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

     The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Global Note or a Definitive Note. Except as set forth in the Prospectus under "Description of Securities -- Book-Entry System," Global Notes will not be issuable as Definitive Notes. The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities. See "Book-Entry System" below.

     The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in The City of New York, maintained by the Corporation for such purpose; provided that Global Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of Securities -- Book-Entry System." On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is The First National Bank of Chicago, acting through its corporate trust office at c/o First Chicago Trust Company of New York, 14 Wall Street, 8th Floor, Window 2, New York, New York 10005.

     The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity, currency or composite currency and principal amount and any other terms on which each Note will be issued.

     As used herein, the following terms shall have the meanings set forth below:

          "Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement, (i) with respect to Notes denominated in dollars, $1,000 or any amount in excess thereof which is an integral multiple of $1,000 and (ii) with respect to Notes denominated in foreign or composite currencies, the equivalent of $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of the Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of the Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

          "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (i) with respect to LIBOR Notes (as defined below), is also a London Banking Day, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the principal financial center of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in Sydney and (iv) with respect to Notes denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

          An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

          "London Banking Day" means any day on which dealings in deposits in the Specified Currency are transacted in the London interbank market.

          "Original Issue Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

          The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to the Interest Payment Date, whether or not the date shall be a Business Day.

PAYMENT CURRENCY

     If the applicable Pricing Supplement provides for payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the holder of the Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Corporation for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Corporation or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions within the international banking community, then the Corporation will be entitled to satisfy its obligations to holders of the Notes by making the payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by the Euro (as described under "Special Provisions Relating to Notes Denominated in ECU" below), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken in accordance with, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars (or, if applicable, in Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

     Valuation of the ECU

     Subject to the provisions under "Payment in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. From the start of the third stage of European monetary union, the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish marka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). In contemplation of the third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of the new currency will be the Euro and that, in accordance with the Treaty, substitution of the Euro for the ECU will be at the rate of one Euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of the Notes denominated or payable in ECU will be payable in Euro at the rate then established in accordance with the Treaty.

     Payment in a Component Currency

     With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Corporation shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after the date with respect to the Notes shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

     On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Corporation shall select a Chosen Currency in which all payments with respect to Notes having a due date prior thereto but not yet presented for payment are to be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 p.m., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Corporation, in the country of issue of the component currency in question.

     If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Corporation, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Corporation or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Corporation, if there is more than one market for dealing in any Component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     Payments in the Chosen Currency will be made at the specified office of a Paying Agent in the country of the Chosen Currency, or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

     All determinations referred to above made by, or on behalf of, the Corporation or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

     Notes Denominated in the Currencies of EC Member States

     If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, premium, if any, or interest on, the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

INTEREST AND PRINCIPAL PAYMENTS

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to the succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "United States Taxation -- Tax Consequences to Holders -- Original Issue Discount Notes" below.

     U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Corporation prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payment of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary (as defined below), as holder of Global Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of U.S. $10,000,000 (or the equivalent) or more in aggregate principal amount of Definitive Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent, provided the request is received not later than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Global Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of the payment in a Specified Currency. The participant must notify the Depositary of the election on or prior to the third Business Day after the Record Date. The Depositary will notify the Paying Agent of the election on or prior to the fifth Business Day after the Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States; otherwise the beneficial owner will receive payments in U.S. dollars.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Taxation -- Tax Consequences to Holders -- Original Issue Discount Notes" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, the interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually or quarterly on the dates as set forth in the applicable Pricing Supplement and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each February 1, May 1, August 1 and November 1 or semiannually on each May 1 and November 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, the payment of interest and principal (and premium, if any) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Corporation will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Corporation from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Corporation has agreed to issue.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread, and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"),
(e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in the Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by Ohio law, as the same may be modified by United States law of general application.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and
(iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if the Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on the payment shall accrue for the period from and after the maturity, redemption or repayment date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from and including the date of issue or from and including the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity date or date of redemption or repayment.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of the Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from the calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

     Unless otherwise stated in the applicable Pricing Supplement, the calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes shall be The First National Bank of Chicago. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, the Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after the Interest Determination Date, or, if the day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Interest rates will be determined by the Calculation Agent as follows:

     CD RATE NOTES

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on the date for negotiable certificates of deposit having the Index

Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If the rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on the Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

     COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on the date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as the rate shall be published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on the Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                 D x 360
Money Market Yield   =   ------------------------  x 100
                               360 -(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days for which interest is being calculated.

     FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which the Federal Funds Rate is being determined shall be the Initial Interest Rate).

     LIBOR NOTES

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any or both, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

          (i) As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear (unless, as aforesaid, only a single rate is required) on the Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in the Index Currency in the market at the time. If at least two quotations are provided, LIBOR determined on the Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR determined on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on the Interest Determination Date, by three major banks in the principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following the Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in the Index Currency in the market at that time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the rate of interest payable on the LIBOR Notes for which the LIBOR is being determined shall be the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

     PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for the date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 for such Interest Determination Rate, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation

Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Prime Rate" in effect for the applicable period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest
Rate). "Reuters Screen USPRIME1" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Services (or such other page as may replace the U.S. Prime 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on the date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury
Bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no auction is held on the Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

     CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on the Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If the information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Corporation, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three Treasury notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of the quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for the Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace the page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

     RENEWABLE NOTES

     The Corporation may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

     The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in May and November in each year (unless different Interest Payment Dates are specified in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice of such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

     An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon the subsequent holder.

     The Renewable Notes may be redeemed in whole or in part at the option of the Corporation on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

     INDEXED NOTES

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note (other than an Amortizing
Note) will indicate whether the Corporation has the option to extend the maturity of the Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the Final Maturity Date set forth in the Pricing Supplement. If the Corporation has the option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The Corporation may exercise the option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to the Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Corporation to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of the Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, the Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), the Corporation may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of the higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) both to the holder of the Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Corporation and the Paying Agent. The notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) both for the Extension Period, whether or not tendered for repayment.

     If the Corporation elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Corporation to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on the Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

DEFEASANCE

     The provisions of Article Twelve of the Indenture relating to defeasance described in the Prospectus under "Description of Securities -- Defeasance" are applicable to the Notes.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Global Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Global Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Global Notes will not be exchangeable for Definitive Notes, except under the circumstances described in the Prospectus under "Description of Securities -- Book-Entry System." Definitive Notes will not be exchangeable for Global Notes and will not otherwise be issuable as Global Notes.

     A further description of the Depositary's procedures with respect to Global Securities representing Global Notes is set forth in the Prospectus under "Description of Securities -- Book-Entry System." The Depositary has confirmed to the Corporation, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION

     The Pricing Supplement will indicate that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Corporation. Notice of redemption will be provided by mailing a notice of redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise provided in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its Maturity Date and, unless otherwise specified in the Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless the Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon repayment.

     In order for a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of the telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if the Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

     If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which an instruction must be given in order for timely notice to be delivered to the Depositary.

     The Corporation may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Corporation may, at the discretion of the Corporation, be held or resold or surrendered to the Trustee for cancellation.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. The risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. The risks generally depend on economic and political events over which the Corporation has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a
Note is payable would result in a decrease in the effective yield of the Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE CORPORATION DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF THE RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. THE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Corporation disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on the Note are due. In that event, the Corporation would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment, or if the rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes -- Payment Currency."

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on the currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of Ohio. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that the court would grant judgment relating to the Notes only in U.S. dollars.

                             UNITED STATES TAXATION

     The following is a summary of principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks that are part of a straddle or conversion transaction or Holders whose functional currency (as defined in Code Section
985) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "Holder" means an owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in, or under the laws of, the United States or of any political subdivision thereof, or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

TAX CONSEQUENCES TO HOLDERS

     Payments of Interest. Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes and Foreign Currency Notes, are discussed below.

     Original Issue Discount Notes. A Note which is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a floating rate or
(iii) a Spread Multiplier, and with respect to Indexed Notes. Purchasers of Floating Rate Notes with any of such features or of Indexed Notes should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

     Certain Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Corporation does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above, in accordance with the Holder's method of accounting for federal income tax purposes as described therein. A Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     Foreign Currency Notes. The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

     A Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     In the case of accrual method taxpayers and Holders of Original Issue Discount Notes, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and
(ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income.

     A Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     Extension of Maturity. Under regulations, the extension of the maturity of a Note will likely be viewed as an exchange of the Note if the extension results in a material deferral of a scheduled payment or payments. Whether any deferral is material depends on all the facts and circumstances. However, a deferral will not be material if the deferred payments are unconditionally due no later than the earlier of the expiration of five years or 50 percent of the original term from the date of the first scheduled payment that is deferred. Also, if the terms of a debt instrument are modified to defer one or more payments, then for purposes of the original issue discount provisions the debt instrument will be treated as retired and reissued for an amount equal to its adjusted issue price, even if the modification is not otherwise treated as causing an exchange.

     Backup Withholding and Information Reporting. Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including the accrual of original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security number,
(ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Corporation through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase Notes. The Corporation will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Corporation will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to
 .750% of the principal amount of Notes to be sold; provided, however, that commissions with respect to Notes maturing in thirty years or greater will be negotiated.

     The Corporation may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. The Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Corporation. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price) concession and discount may be changed.

     In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes, in the open market. Finally, the Agents may reclaim selling concessions allowed to any agent or a dealer for distributing the Notes in the offering, if the Agents repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization.

     The Corporation has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. The Corporation may accept (but not solicit) offers to purchase Notes through additional agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement. The other agents, if any, will be named in the applicable Pricing Supplement.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Corporation has also agreed to reimburse the Agents for certain expenses.

     The Corporation does not intend to apply for the listing of the Notes on a national securities exchange. The Corporation has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of Notes through the Agents as described herein, the Corporation may issue other Securities under the Indenture referred to herein.

     The Agents, certain of their affiliates, or both, may engage in transactions with and perform services for the Corporation and certain of its affiliates in the ordinary course of business.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Corporation by Jones, Day, Reavis & Pogue and for the Agents by Brown & Wood LLP.

PROSPECTUS

                                      LOGO

                              TRINOVA CORPORATION

                                  $250,000,000

                                DEBT SECURITIES
                   ------------------------------------------

          TRINOVA Corporation ("TRINOVA" or the "Corporation") may offer from time to time debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Securities") with an aggregate initial public offering price of up to $250,000,000 or the equivalent in foreign currency or currency units. The Securities may be offered as separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Corporation may sell the Securities to or through underwriters, and also may sell the Securities directly to dealers or other purchasers or through agents. See "Plan of Distribution."

          The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, the currency or currency units in which payments in respect of the Securities may be made, purchase price, terms for redemption, the public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and any compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are to be set forth in a Prospectus Supplement (the "Prospectus Supplement").

                   ------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
       TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ------------------------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 20, 1996.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104; The Stock Exchange, P.O. Box 119, London EC2P 2BT England; and the Frankfurt Stock Exchange, c/o Dresdner Bank AG, Jurgen-Ponto-Platz 1, D-6000 Frankfurt am Main 11, Germany.

     The Corporation has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission pursuant to
Section 13 of the Exchange Act are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1995.

     2. Current Report on Form 8-K filed on January 16, 1996, as amended by Form 8-K/A filed on March 14, 1996.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to Secretary, TRINOVA Corporation, 3000 Strayer, Maumee, Ohio 43537-0050, telephone number
(419) 867-2200.

                                THE CORPORATION

     TRINOVA, an Ohio corporation, is a world leader in the manufacture and distribution of engineered components and systems for industry, sold through its operating companies, Aeroquip Corporation and Vickers, Incorporated, to the industrial, automotive, and aerospace and defense markets. The Corporation's executive offices are located at 3000 Strayer, Maumee, Ohio 43537-0050, and its telephone number at that address is (419) 867-2200.

                                USE OF PROCEEDS

     TRINOVA intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include the reduction of short-term borrowings. More specific information concerning the use of proceeds from the sale of any Securities may be included in the Prospectus Supplement relating to such Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

     FOR THE YEARS ENDED DECEMBER 31
-----------------------------------------
1995     1994     1993     1992     1991
-----    -----    -----    -----    -----
4.9x     4.4x     1.5x     1.6x      --

     For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges, less undistributed income (losses) of unconsolidated affiliates. Fixed charges consist of interest expense, the portion of rent expense representing interest, and amortization of debt expense and debt discount. For the year ended December 31, 1991, there was an earnings deficiency of $195.3 million in covering fixed charges due, in part, to a special charge for the write-off of certain intangibles and other charges amounting to $166.4 million.

                           DESCRIPTION OF SECURITIES

     The Securities offered hereby are to be issued under an indenture (such indenture, as it may be supplemented from time to time and including the provisions deemed to be included therein by the Trust Indenture Act of 1939, the "Indenture") between the Corporation and NBD Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

     The Indenture provides that, in addition to the Securities offered hereby, additional Securities may be issued thereunder without limitation as to aggregate principal amount.

GENERAL

     Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms of the Securities:
(1) the title of such Securities; (2) any limit upon the aggregate principal amount of such Securities; (3) the principal payment date or dates of such Securities; (4) if interest bearing, the interest rate or rates of the Securities, whether the interest rate is variable and if so, the manner of calculation of the interest rate, the date or dates from which interest will accrue, the interest payment dates and the record dates; (5) the place or places where principal of and interest on the Securities are payable; (6) any redemption provisions applicable to the Securities; (7) any sinking fund or analogous provisions applicable to the Securities; (8) if other than U.S. dollars, the currencies in which the principal of and premium, if any, and interest on the Securities are payable; (9) if other than $1,000 and integral multiples thereof, the denominations of the Securities; (10) if other than the principal amount thereof, the portion of the principal amount of the Securities payable upon acceleration; (11) whether the Securities are issuable as registered Securities or unregistered Securities and if issued as unregistered Securities provisions with respect to the offer, sale, delivery or exchange of the Securities; (12) whether and under what circumstances the Corporation will pay additional amounts (the "Additional Amounts") in respect of specified taxes, assessments or other governmental charges and whether the Corporation has the option to redeem the affected Securities rather than pay the Additional Amounts;
(13) any defeasance provisions applicable to the Securities; (14) any book-entry provisions with respect to the Securities and any depository for the Securities; and (15) any other terms of such Securities (which shall not be inconsistent with the provisions of the Indenture). (Section 2.01 of the Indenture)

     The Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Corporation. The Indenture does not limit the incurrence of any additional indebtedness, whether secured or unsecured.

     If the Securities are in registered form, principal and premium, interest and Additional Amounts, if any, will be payable, and such Securities will be transferable, at the offices of the Trustee at 611 Woodward Avenue, Detroit, Michigan 48226, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the person entitled thereto, or in the case of Global Securities (as described below), by wire transfer of immediately available funds. (Sections 4.01 and 4.02 of the Indenture) Principal of, and premium, interest and Additional Amounts, if any, on Securities in bearer form and coupons appertaining thereto, if any, will be payable against surrender of such Securities or coupons, as the case may be, subject to any applicable laws and regulations, at such paying agencies outside of the United States as the Corporation may appoint from time to time at the places and subject to the restrictions set forth in the Indenture, the Securities and the Prospectus Supplement. (Sections 4.01, 4.02 and 4.03 of the Indenture) Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of such Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05 of the Indenture)

     If the Prospectus Supplement specifies that Securities are denominated in a currency or currency unit other than U.S. dollars, such Prospectus Supplement will also specify the denominations in which such Securities will be issued and the coin or currency in which the principal and premium, interest and Additional Amounts, if any, on such Securities will be payable.

     Some of the Securities may be issued as discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount.

     Special considerations applicable to the Securities of any series, including any special Federal income tax consequences, will be described in the Prospectus Supplement relating thereto.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Corporation will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, unless (i) either the Corporation is the continuing corporation, or the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation expressly assumes the due and punctual payment of the Securities and Additional Amounts and the due and punctual performance and observance of all of the covenants and conditions of the Indenture and (ii) the Corporation or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any such covenant or condition. (Section 6.01 of the Indenture)

CERTAIN COVENANTS

     Definitions Applicable to Covenants. The following definitions are applicable to the covenants specified below (Section 1.01 of the Indenture):

          "Attributable Debt" means, at the time of determination as to any lease, the lesser of (A) the fair value of the property subject to such lease (as determined in good faith by the Board of Directors of the Corporation) or (B) the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined, in good faith, by the chairman of the Board of Directors, the president, any vice president, the treasurer or any assistant treasurer of the Corporation), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits of the lessee with respect to such leased property or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" includes the then current amount of such penalty from the later of such two dates, and excludes the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

          "Consolidated Net Tangible Assets" means the total assets on a consolidated balance sheet of the Corporation and the Restricted Subsidiaries (less applicable reserves and other properly deductible items) less: (A) current liabilities, including the current portion of long-term debt; (B) all other liabilities except deferred income taxes and Funded Debt; (C) goodwill, trade names, trademarks, patents, organization expenses, unamortized debt discount and expense less unamortized debt premium and other like intangibles (other than deferred charges and prepaid expenses); (D) adjustments for minority interests; and (E) equity in and net advances to Subsidiaries which are not Restricted Subsidiaries and entities accounted for on the equity method of accounting. The calculation of Consolidated Net Tangible Assets is made using the Corporation's latest available consolidated statement of financial position.

          "Debt" includes notes, bonds, debentures or other similar evidences of indebtedness for money borrowed and guarantees thereof.

          "Funded Debt" means indebtedness for borrowed money owed or guaranteed by a Person and any other indebtedness which under generally accepted accounting principles would appear as debt on a balance sheet of such Person, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined.

          "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance which has been granted or otherwise consented to by the Corporation. Notwithstanding the foregoing, the following liens are, for purposes of the Indenture, not deemed to be Mortgages: (A) liens for taxes if the same are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Corporation or the appropriate Restricted Subsidiary, as the case may be; (B) liens arising from any attachment being contested in good faith by appropriate proceedings and any lien arising from a judgment or award so long as a subsisting stay of execution or enforcement thereof has been obtained; (C) other liens incidental to the conduct of the Corporation's or any Restricted Subsidiary's business or the ownership of any of their respective property and assets (including, without limitation, carriers', warehousemen's, mechanics', materialmen's and vendors' liens) which do not, in the opinion of the Corporation or any Restricted Subsidiary, in the aggregate materially detract from the value of the property or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of the Corporation or such Restricted Subsidiary, as the case may be; (D) liens arising from pledges or deposits in connection with workers' compensation, unemployment insurance and other legislation; (E) liens arising from deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (F) liens arising from minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of any Principal Property of the Corporation or a Restricted Subsidiary, which encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Corporation, in the aggregate materially detract from the value of the property or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of the Corporation or such Restricted Subsidiary, as the case may be; and (G) liens created, incurred or assumed in connection with any tax-free financing.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Principal Property" means any manufacturing or processing plant or warehouse owned at the date of the Indenture by the Corporation or any of its Subsidiaries or thereafter acquired by the Corporation or any of its Subsidiaries which is located within the United States of America or Canada and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than
     (A) any property which the Board of Directors determines, in good faith, is not of material importance to the total business conducted by the Corporation and its Subsidiaries as an entirety or (B) any portion of a property which is similarly found not to be of material importance to the use or operation of such property.

          "Restricted Subsidiary" means any Subsidiary (A) which owns an interest in a Principal Property or (B) substantially all of the business of which is carried on within the United States of America or Canada.

          "Secured Debt" means any Debt (whether now existing or created after the date of the Indenture) of the Corporation or any Restricted Subsidiary, secured by a Mortgage on any Principal Property (or portion thereof) or on any shares of stock or indebtedness of a Restricted Subsidiary held by the Corporation or any Restricted Subsidiary (including any such stock or indebtedness acquired after the date of the Indenture).

          "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Corporation, or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries.

     Limitation on Liens. So long as any Securities are outstanding, the Corporation will not, nor will it permit any Restricted Subsidiary to, issue or assume or guarantee any Secured Debt without in any such case effectively providing concurrently with the issuance or assumption or guarantee of any such Secured Debt that the Securities offered hereby (together with, if the Corporation so determines, any other indebtedness of the Corporation or such Restricted Subsidiary ranking equally with the Securities offered hereby and then existing or thereafter created) be secured equally and ratably with (or, at the option of the Corporation, prior to) such Secured Debt, unless the aggregate amount of such Secured Debt issued or assumed or guaranteed, together with all such Secured Debt of the Corporation and its Restricted Subsidiaries which (if originally issued or assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions and all Attributable Debt deemed to be Secured Debt pursuant to the sale and lease-back covenant below, but not including Secured Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 10% of Consolidated Net Tangible Assets.

     This covenant does not apply to, and there is excluded from Secured Debt:
(i) any Debt secured by a Mortgage on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) any Debt secured by a Mortgage existing on property, shares of stock or indebtedness at the time of acquisition of such property, shares of stock or indebtedness by the Corporation or a Restricted Subsidiary, or a Mortgage to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness upon the acquisition of such property, shares of stock or indebtedness by the Corporation or a Restricted Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after
(A) in the case of shares of stock or indebtedness, the date of acquisition of such shares of stock or indebtedness, and (B) in the case of property, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or a Mortgage to secure any Debt incurred for the purpose of financing the cost to the Corporation or a Restricted Subsidiary of improvements to such acquired property; (iii) any Debt secured by a Mortgage of (A) a Restricted Subsidiary owing to the Corporation or to another Restricted Subsidiary or (B) the Corporation owing to any Restricted Subsidiary; (iv) any Debt secured by a Mortgage on property of a Corporation existing at the time such corporation is merged or consolidated with the Corporation or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Corporation or a Restricted Subsidiary; (v) any Debt secured by a Mortgage on property of the Corporation or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgage; or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Debt secured by a Mortgage referred to in the foregoing clauses (i) to (v), inclusive; provided, however, that the principal amount of such Debt does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which secured the Debt so extended, renewed or replaced (plus improvements on such property). (Section 4.05 of the Indenture)

     Limitation on Sale and Lease-Back. So long as any Securities are outstanding, the Corporation will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Corporation or any Restricted Subsidiary of any Principal Property, which property has been or is to be sold or transferred by the Corporation or such Restricted Subsidiary to such Person, unless either (i) the Corporation or such Restricted Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Securities offered hereby; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant), or (ii) the Corporation shall apply an amount in cash equal to the greater of (A) the net proceeds of the sale of the Principal Property so sold and leased back or (B) the fair market value (as determined in good faith by the Corporation's Board of Directors) of the Principal Property so sold and leased back, to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such lease arrangement, of Funded Debt of the Corporation or any Restricted Subsidiary (other than Debt owned by the Corporation or any Restricted Subsidiary) or the purchase of other property which will constitute a Principal Property having a fair market value (as determined in good faith by the Corporation's Board of Directors) at least equal to the fair market value of the Principal Property leased in such sale and lease-back transaction or (iii) such sale and lease-back transaction is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries. This covenant does not apply to any lease arrangements having a maximum term (including renewal and other extension options) of three years or less. (Section 4.06 of the Indenture)

DEFEASANCE

     The Indenture provides that, if the provisions of Article XII relating to defeasance are made applicable to Securities of any series, at the Corporation's option either (a) the Corporation will be deemed to have paid and discharged all outstanding Securities of such series or (b) the Corporation's obligations to comply with any term, provision, condition or covenant specified at the time of issuance of such Securities will be terminated, in either case upon the deposit with the Trustee, in trust, of money sufficient to pay and discharge such Securities or the deposit of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America, maturing as to principal and interest in such amounts and at such times as will, together with the income to accrue thereon (but without reinvesting any proceeds), be sufficient to pay and discharge the Securities of such series. (Section 12.02 of the Indenture)

MODIFICATION OF THE INDENTURE

     The Corporation and the Trustee are permitted, without the consent of the holders of the Securities, to enter into supplemental indentures to, among other purposes: (i) cure any ambiguity or correct or supplement any provisions or make provisions as will not adversely affect the interests of the holders of any Securities;
(ii) establish the form or terms of Securities; or (iii) add to the covenants of the Corporation further covenants or provisions as the Board of Directors of the Corporation and the Trustee consider to be for the protection of the holders of the Securities and add further events of default to the Indenture. (Section
10.01 of the Indenture)

     The Indenture also contains provisions permitting the Corporation and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Securities issued thereunder, with the consent of the holders of not less than 66 2/3% in principal amount of the Securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment (voting as one class), provided that no such modification will (i) extend the fixed maturity of any Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest or Additional Amounts thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, interest or Additional Amounts on, any Security payable in any coin or currency other than that provided in such Security, (ii) impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity thereof or redemption date, if any, or (iii) reduce the aforesaid percentage of Securities, the consent of the holders of which is required for any such modification, or the percentage required for the consent of the holders to waive defaults without the consent of the holder of each Security so affected. (Section 10.02 of the Indenture)

EVENTS OF DEFAULT

     An Event of Default with respect to any series of Securities is defined in the Indenture as being: (i) default in payment of any principal or premium, if any, on Securities of such series; (ii) default for 30 days in payment of any interest or Additional Amounts on Securities of such series; (iii) default for 90 days after notice in performance of any other covenant applicable to the Securities of such series; (iv) certain events of bankruptcy, insolvency or reorganization; or (v) the occurrence of any default under an instrument evidencing or securing other indebtedness of the Corporation or any Subsidiary for borrowed money in excess of the greater of 1% of the Corporation's shareholders' equity (as represented on the Corporation's latest available consolidated statement of financial position) or $10 million, resulting in the acceleration of such indebtedness, which acceleration is not being contested in good faith by the Corporation or any such Subsidiary and is not rescinded or annulled pursuant to the instrument evidencing or securing such indebtedness. (Section 6.01 of the Indenture) In case an Event of Default under clause (i),
(ii) or (iii) shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of Securities of all series affected thereby may declare the principal (or, in the case of discounted Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default under clause (iv) or (v) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all of the Securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted Securities, the amount specified in the terms thereof) of all outstanding Securities to be due and payable. Any Event of Default with respect to a particular series of Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Securities of such series (or of all of the outstanding Securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts, if any, in respect of such Security for which payment had not been subsequently made. (Section 6.01 of the Indenture) The Indenture provides that the Trustee may withhold notice to the securityholders of any default (except in payment of principal or premium, interest or Additional

Amounts, if any) if it considers it in the interest of the securityholders to do so. (Section 6.07 of the Indenture)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02 of the Indenture) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the Securities of all series affected (voting as one class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06 of the Indenture)

     The Corporation will be required to file with the Trustee annually an officers' certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.07 of the Indenture)

BOOK-ENTRY SYSTEM

     The Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with or on behalf of a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series.

     The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("Participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by the Corporation, if such Securities are offered and sold directly by the Corporation. Ownership of beneficial interests in such Global Securities will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture governing such Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, premium, if any, and any interest on Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Securities. None of the Corporation, the Trustee, or any agent of the Corporation or Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global

Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Corporation expects that the Depositary for Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will immediately credit, on its book-entry registration and transfer system, the accounts of Participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary. A Global Security representing the Securities is exchangeable for Securities in definitive registered form only if
(x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and in either case the Corporation fails within 90 days thereafter to appoint a successor or
(y) the Corporation in its sole discretion determines that such Global Security shall be so exchangeable. In such event, the Corporation will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. (Section 2.05 of the Indenture)

CONCERNING THE TRUSTEE

     NBD Bank is the Trustee under the Indenture. NBD Bank is the trustee under an indenture dated as of January 28, 1988, as supplemented by the First Supplemental Indenture dated as of May 4, 1992, between itself and the Corporation. NBD Bank also acts as depository for funds of, makes loans to, acts as trustee for and performs certain other services for the Corporation and certain of its subsidiaries and affiliates in the normal course of its business.

                              PLAN OF DISTRIBUTION

     The Corporation may sell Securities to or through underwriters, directly to other purchasers or through dealers or agents.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from the Corporation or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Corporation and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Corporation will be described, in the Prospectus Supplement.

     If so indicated in the Prospectus Supplement, the Corporation will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Corporation otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Corporation.

     Underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, or contribution from the Corporation for payments which such underwriters, dealers or agents may be required to make in respect of such liabilities, under agreements which may be entered into by the Corporation.

                                    EXPERTS

     The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, and the combined statement of revenues and direct operating expenses of the Electronic Systems Division of Cincinnati Milacron Inc. for the year ended December 30, 1995 included in the Corporation's Current Report on Form 8-K filed on January 16, 1996, as amended on Form 8-K/A filed on March 14, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Corporation by Jones, Day, Reavis & Pogue, Cleveland, Ohio, and for any underwriters, agents or dealers by Brown & Wood, New York, New York. James E. Kline, Vice President and General Counsel of the Corporation, will also pass upon certain matters in connection with the issuance, sale and delivery of the Securities. Mr. Kline owns and has options to purchase Common Shares of the Corporation.

                             Aeroquip-Vickers, Inc.